Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual 2009 Results

Company Reports 4th Consecutive Profitable Quarter

LOVELAND, CO, February 22, 2010 -- Heska Corporation (NASDAQ: HSKA, “Heska” or the “Company”) today reported financial results for its fourth quarter and the year ended December 31, 2009.

“In the fourth quarter of 2009, we produced revenue growth in both of our operating segments, increased our gross margin and decreased our operating expenses compared to the fourth quarter of 2008.  For full year 2009, our team generated over $4 million in operating income – the second best result in company history, despite a challenging economic environment,” said Robert Grieve, Heska’s Chairman and CEO.  “We also placed our first DRI-CHEM® 7000 Veterinary Chemistry Analyzers with our customers in the fourth quarter of 2009.  We have been pleased with customer interest in this fine new product, which represents a line extension in our chemistry offering and is the fastest multi-patient clinical chemistry analyzer available to the veterinary in-clinic market.  We also are excited by the prospects for another new product in 2010, the VitalPath™ Blood Gas and Electrolyte Analyzer, which we expect to begin shipping to our customers in the near future.”

Investor Conference Call
Management will conduct a conference call on Monday, February 22, 2010 at 1:00 p.m. MST (3:00 p.m. EST) to discuss the fourth quarter and year-end 2009 financial results.  To participate, dial (877) 941-2333 (domestic) or (480) 629-9723 (international); the conference call access number is 4218183.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until March 8, 2010.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska’s home page at www.heska.com until March 8, 2010.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the access to products from Abbott Point of Care Inc. as of November 1, 2009, which represent approximately 15% of Heska’s revenue for the year ended December 31, 2009, including the impact of the loss of related profits on Heska’s year-over-year performance; risks inherent in relying on perceived initial customer interest to indicate future market acceptance and success of any given product; uncertainties related to product performance and market acceptance of any product planned, but not yet placed, with customers; risks related to any change in Heska’s strategy, including Heska’s recent decision to terminate its contractual agreements with most domestic third-party distributors who carry Heska’s full product line, and the year-over-year and future impact of any such decision; uncertainties regarding Heska’s reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska’s existing products and whom may be large Heska customers; uncertainties regarding Heska’s ability to successfully market and sell its products in an economically sustainable manner; risks related to Heska’s reliance on third parties to properly and timely complete certain research and development activities; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; uncertainties related to Heska’s ability to maintain its listing on the Nasdaq Capital Market;  uncertainties regarding Heska’s ability to generate profits and positive cash flow in future periods; risks regarding Heska’s reliance on third-party suppliers, which is substantial and could have significant negative consequences if Heska were to lose access to a product line; uncertainties regarding overall economic conditions and the affect of these conditions on Heska’s business, which may change as compared to historical results, as well as Heska’s accuracy in predicting these and related matters; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Revenue, net:
Core companion animal health	$13,667	$14,541	$68,140	$66,449
Other vaccines, pharmaceuticals and products	1,767	2,817	13,513	9,229
Total revenue, net	15,434	17,358	81,653	75,678

Cost of revenue	11,093	10,723	52,809	47,219

Gross profit	4,341	6,635	28,844	28,459

Operating expenses:
Selling and marketing	3,616	3,449	17,640	14,524
Research and development	489	410	1,951	1,718
General and administrative	2,161	1,918	8,917	8,173
Restructuring expenses	785	—	785	—
Other	232	—	232	—
Total operating expenses	7,283	5,777	29,525	24,415
Operating income (loss)	(2,942)	858	(681)	4,044
Interest and other expense, net	140	113	640	306
Income (loss) before income taxes	(3,082)	745	(1,321)	3,738
Income tax expense (benefit)	(1,215)	285	(471)	1,496
Net income (loss)	$(1,867)	$460	$(850)	$2,242

Basic net income (loss) per share	$(0.04)	$0.01	$(0.02)	$0.04
Diluted net income (loss) per share	$(0.04)	$0.01	$(0.02)	$0.04

Shares used for basic net income (loss) per share	51,821	52,123	51,674	52,068

Shares used for diluted net income (loss) per share	51,821	52,199	51,674	52,115

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2008	December 31, 2009
Cash and cash equivalents	$4,705	$5,400
Total current assets	31,290	28,493
Total assets	70,438	64,134
Line of credit	11,042	4,201
Current portion of long-term debt	770	381
Total current liabilities	22,228	14,107
Long-term debt, net of current portion	381	—
Stockholders’ equity	42,523	45,055

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